Exhibit 99.1

Contact: Barrier Therapeutics, Inc. Anne M. VanLent EVP & CFO (609) 945-1202 Lazar Partners Ltd. Gregory Gin, Investor Relations (212) 867-1762

Barrier Therapeutics Announces Liarozole Phase 2/3 Study

Results in Lamellar Ichthyosis

Drug effectively treated 41 to 50% of patients and was well tolerated

PRINCETON, N.J., June 14, 2007 – Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company that develops and markets dermatology products, today announced results from its completed Phase 2/3 study of liarozole in lamellar ichthyosis, a rare genetic disorder (incidence of approximately 1 in 200,000) which is characterized by a thick scaling of the skin over large body areas. Study results showed liarozole, dosed at 75 mg and 150 mg per day for 12 weeks, was well tolerated and “effectively treated” the disorder in 41% and 50% of the patients, respectively. The primary efficacy endpoint, “effectively treated,” was defined as the percentage of patients that obtained at least a 2 point reduction in investigator’s global assessment (IGA) score as defined on a 5 point scale.

The randomized, double-blind, placebo-controlled dose ranging study enrolled 64 patients in three treatment groups. Patients received placebo, 75 mg or 150 mg of liarozole daily for 12 weeks, randomized 1:3:3, respectively. Response rates for the primary endpoint were 41% (11 of 27 patients) for the 75 mg dose, 50% (14 of 28 patients) for the 150 mg dose and 11% (1 of 9 patients) for placebo. The p-values for the 75 and 150 mg per day groups compared to placebo were p=0.2193 and p=0.0557, respectively.

For the secondary endpoints of mean IGA score at week 8 and the overall scaling score at weeks 8 and 12, both liarozole groups achieved statistically significant differences from placebo (p<0.05). The mean IGA score at week 8 was reduced by 36% and 43% for the 75 and 150 mg liarozole treatment groups, respectively versus 3% for placebo. The mean IGA score for the two liarozole treatment groups continued to improve through 12 weeks. The mean reduction in overall scaling was approximately 45% for both liarozole treatment groups at weeks 8 and 12 versus approximately 10% reduction for placebo. Statistically significant differences as compared to placebo were not achieved for the erythema or pruritus scores which were less severe at baseline.

The drug was well-tolerated across both active treatment arms, and there were no reports of drug-related serious adverse events.

“Although we just missed statistical significance for the primary endpoint, we are pleased with these results given the limited number of patients in the study. These results are consistent with data from previous studies of liarozole in this rare debilitating disease,” commented Geert Cauwenbergh, Ph.D., Chief Executive Officer of Barrier Therapeutics. “These data provide additional support for the potential efficacy and safety of the class of retinoic acid metabolizing blocking agents (RAMBAs), which inhibit the body from breaking down its own retinoic acid, the active form of vitamin A, a key nutrient for healthy skin. While Barrier has no plans to further develop this product candidate itself, we intend to provide the data to U.S. and European regulatory authorities and to companies focused on orphan drugs.”

About Liarozole

Liarozole is a novel compound that belongs to a new class of drugs known as retinoic acid metabolism blocking agents, or RAMBAs. Retinoic acid, also known as vitamin A, is essential for optimal functioning of the skin. In contrast to current synthetic retinoid treatments, which introduce man-made forms of vitamin A into the body, RAMBAs work by slowing the metabolism or degradation of the body’s own retinoic acid. This causes the body to maintain higher, potentially therapeutic levels of this natural vitamin in cells of the skin. Based on this mechanism of action and early clinical data, we believe that this class of drugs could be effective in treating skin diseases and conditions, such as congenital ichthyosis, psoriasis, acne and photo-damage, which result from abnormal proliferation and differentiation of skin cells.

Liarozole was placed on clinical hold by the FDA in 2006 and no clinical studies in humans may be initiated in the U.S. until the FDA’s concerns are addressed. Based on feedback from EMEA we believe it is highly likely that a long term safety study and an efficacy comparator trial against the current standard of care would be required in order to make a submission for regulatory approval in Europe. The Company does not plan to do any additional development work in either the U.S. or the EU.

Liarozole has received orphan drug designation from both the U.S. Food and Drug Administration (FDA) and the European Commission for the treatment of congenital ichthyosis.

About Congenital Ichthyosis and Lamellar Ichthyosis

Congenital ichthyosis represents a family of rare, debilitating skin disorders characterized by drying and scaling of the skin and affects approximately 40,000 people in the United States. These disorders may result in excessive fluid loss, increased risk of infection and chronic lesions that can be painful and disfiguring, which in turn have significant social and psychological impact. In infants, certain types of congenital ichthyosis can be life-threatening. No prescription drugs are currently approved to treat these conditions in the United States. Lamellar ichthyosis is specific sub-type of congenital ichthyosis. Congenital ichthyosis is distinct from ichthyosis vulgaris, a more common, less severe and easier to manage form of ichthyosis.

About Barrier Therapeutics

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel™ (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion® (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and acute fungal infections. The company is headquartered in Princeton, New Jersey and has wholly-owned subsidiaries in Geel, Belgium and Ontario, Canada. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.

Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s business development and clinical development plans for liarozole, and the potential therapeutic benefits of RAMBAs in general and liarozole in particular. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

In addition, please note that success in clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete.